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                                                                    EXHIBIT 21

PARENTS AND SUBSIDIARIES

      The Company and its subsidiaries* as of June 27, 1994 are as follows:

                                      State (Country) of          Percentage of Voting
Name of Company                         Incorporation               Securities Owned
- - ---------------                       ------------------          --------------------

Kellwood Company                         Delaware                       Parent
American Recreation Products, Inc.       Delaware                        100%
Kellwood Asia Limited                    Hong Kong                       100%
Smart Shirts Limited                     Hong Kong                       100%
Keeta Company Limited                    Hong Kong                       100%
South Asia Garment Limited               Hong Kong                       100%
KWD Holdings, Inc.                       Delaware                        100%
RSDB Sportswear, Inc.                    Delaware                        100%
Tri-W Corporation                        North Carolina                  100%
California Ivy, Inc.                     California                      100%


* Some of the above subsidiaries also have subsidiaries which are not listed because, in the aggregate, they are not considered to be significant.